Exhibit 99.1

B of I Holding, Inc. Announces First Quarter Earnings, New

Consumer Lending for Fiscal 2007

SAN DIEGO, CA – November 6, 2006—B of I Holding, Inc. (B of I), parent of Bank of Internet USA (Bank), today announced financial results for its first quarter ended September 30, 2006. Net income was $746,000, or $0.08 per diluted share, compared to $846,000, or $0.09 per diluted share, for the quarter ended September 30, 2005.

First Quarter Highlights:

•	Total assets of $766.2 million, up 17.1% from last year

•	Total deposits of $443.4 million, up 10.8% from last year

•	Total loans of $535.3 million, up 6.3% from last year

•	Asset quality remains strong with no nonperforming loans at end of quarter

•	Tangible book value of $7.93 per share, up $0.16 per share from last quarter

•	Net income down $0.01 per diluted share from last quarter

President and Chief Executive Officer Gary Lewis Evans commented on this quarter results saying, “While our earnings were impacted by the continued inversion of the yield curve, we believe we have taken important steps this quarter to help mitigate some of the future risk to our net interest income.” Mr. Evans noted that B of I:

•	launched its online home equity loan program during the quarter, a step that will add more high-rate loans as the program grows;

•	hired Mr. Kenn Darling, an experienced online consumer loan executive, who started with B of I on October 23rd, a step that will help meet our goal of increasing higher-yielding consumer loan originations to $10 million per month;

•	sold $38.9 million of mortgage-backed securities available for sale in September 2006 to fund a higher yielding single-family mortgage loan pool of $24.4 million and other higher yielding loans and securities, an example of steps to match growth with more profitable net interest margins.

Mr. Evans continued, “We are currently in the process of taking further actions we believe will help promote additional sources of revenue and profit growth. One of these is the hiring of an online marketing specialist before the end of the year who will identify and implement Internet agreements with other online companies.”

Earnings Summary

For the first quarter ending September 30, 2006, net income was $746,000, a decrease of 11.8% from the first quarter of last year. Net interest income declined $31,000 in the first quarter of fiscal 2007 compared to the first quarter of last year as a result of our cost of funds growing faster than our yield on interest-earning assets. The net interest margin for the quarter ended September 30, 2006 was 1.31% compared to 1.62% for the quarter ended September 30, 2005. The decline in the net interest margin was due primarily to the continued flattening and the inversion of the yield curve increasing deposit and borrowing interest cost faster than the yield on mortgage loans and investments. Comparing this quarter to the fourth quarter ended June 30, 2006, the net interest margin declined nine basis points. The provision for loan loss was a benefit of $25,000 for the first quarter of fiscal 2007 compared to a $10,000 expense in the first quarter last year as a result of a shift in the mix of asset types, primarily a decline in multifamily loans and an increase in mortgage-backed securities. Non-interest income for the quarter ended September 30, 2006 compared to the quarter ended September 30, 2005 decreased $43,000 due to declines in prepayment penalty fee income and in mortgage banking income, partially offset by a gain on the sale of mortgage-backed securities. Non-interest expense, or operating expense increased 7.8% this quarter compared to the same quarter last year. Marketing costs and Internet costs increased in part due to new product and website developments. Compared to last year, cost for professional services, including audit and investor relations, increased this year while employee compensation and insurance costs decreased.

Balance Sheet Summary

Total assets increased $28.4 million, or 3.8%, to $766.2 million, as of September 30, 2006, up from $737.8 million at June 30, 2006 and up from $654.5 million at September 30, 2005. The increase in total assets this quarter was the result of purchases of whole loans and adjustable rate mortgage-backed securities. The asset growth was funded by a net increase in deposits totaling $19.2 million and a net increase in FHLB advances of $7.0 million. During the first quarter ended

September 30, 2006, stockholders equity increased $603,000 primarily due to earnings of $746,000 and unrealized gain of $569,000 from marking-to-market our available for sale securities, partially offset by the purchase of treasury stock, dividends to preferred holders and other items netting to a decrease of $712,000. B of I repurchased 105,500 shares of its common stock, reducing stockholders equity by $748,000 during the quarter.

“In the first quarter we continued to increase our nationwide deposit base and to maintain the strong credit quality of our assets” said Mr. Evans. “We believe we are well positioned for the increasing uncertainty over market interest rates and the increasing concerns about mortgage credit risk. As we add new loan products, we remain committed to developing lower-cost delivery, underwriting the best credits in our loan classes and implementing proprietary scalable processing systems.”

Conference Call

B of I Holding, Inc. will host a conference call at 2:00 p.m. PT (5:00 p.m. ET) on Monday, November 6, 2006 to discuss financial results for the first quarter ended September 30, 2006. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 888-802-8577. International callers should dial 973-935-8754. When prompted by the operator, mention Conference ID 8062762. The conference call will be webcast live and may be accessed at B of I’s website, http://www.bofiholding.com. For those unable to participate during the live broadcast, a replay will be available shortly after the call on B of I’s website for 90 days.

About B of I Holding, Inc. and Bank of Internet USA

B of I Holding, Inc. (the Company) is the holding company of Bank of Internet USA and trades on NASDAQ under the symbol BOFI.

The Bank of Internet USA is a consumer focused, FDIC insured, nationwide savings bank operating primarily over the Internet. It offers a variety of consumer banking services, focusing primarily on gathering retail deposits over the Internet and originating and purchasing multifamily and single family loans and securities. Bank of Internet offers it products through its websites at www.BofI.com, www.SeniorBofI.com, www.MyRVBank.com and www.ApartmentBank.com which include deposit accounts, such as free interest-bearing checking accounts with online paid check copies, bill payment and account statements, ATM or Visa® Check Cards and ATM Fee reimbursement anywhere in the world.

Forward-looking Statements

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, the economic effect of international markets and international events such as terrorism, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, risks associated with the conduct of the Company's business over the internet, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect its financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

All information in this release is as of November 6, 2006. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Contacts:

B of I Holding, Inc.

Gary Lewis Evans

CEO

858-350-6213

gary@bankofinternet.com

BofI HOLDING, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Dollars in thousands, except per share data)

	September 30, 2006	June 30, 2006	September 30, 2005
Selected Balance Sheet Data:
Total assets	$766,223	$737,835	$654,462
Loans - net of allowance for loan losses	535,319	533,641	503,489
Loans held for sale	—	—	781
Allowance for loan losses	1,450	1,475	1,425
Mortgage-backed securities available for sale	162,151	127,261	86,003
Investment securities held to maturity	17,303	12,375	7,669
Total deposits	443,394	424,204	400,240
Advances from the FHLB	243,206	236,177	177,591
Junior subordinated debentures	5,155	5,155	5,155
Total stockholders’ equity	70,849	70,246	69,106

	At or For the Three Months Ended September 30,
	2006	2005
Selected Income Statement Data:
Interest and dividend income	$9,972	$7,191
Interest expense	7,536	4,724

Net interest income	2,436	2,467
Provision for loan losses	(25)	10

Net interest income after provision for loan losses	2,461	2,457

Non-interest income	367	410
Non-interest expense	1,578	1,464

Income before income tax expense	1,250	1,403
Income tax expense	504	557

Net income	$746	$846

Net income attributable to common stock	$668	$745
Per Share Data:
Net income:
Basic	$0.08	$0.09
Diluted	$0.08	$0.09
Book value per common share	$7.93	$7.53
Tangible book value per common share	$7.93	$7.53
Weighted average number of common shares outstanding:
Basic	8,347,608	8,300,147
Diluted	8,471,542	8,508,706
Common shares outstanding at end of period	8,308,825	8,299,823
Common shares issued at end of period	8,577,825	8,319,123

BofI HOLDING, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Dollars in thousands, except per share data)

	At or For the Three Months
	Ended September 30,
	2006	2005
Performance Ratios and Other Data:
Loan originations	$2,811	$3,039
Loan originations for sale	1,597	10,722
Loan purchases	24,397	42,245
Return on average assets	0.40%	0.55%
Return on average common stockholders’ equity	4.08%	4.78%
Interest rate spread(1)	0.93%	1.22%
Net interest margin(2)	1.31%	1.62%
Efficiency ratio(3)	56.3%	50.9%
Capital Ratios:
Equity to assets at end of period	9.25%	10.56%
Tier 1 leverage (core) capital to adjusted tangible assets(4)	8.98%	9.31%
Tier 1 risk-based capital ratio(4)	16.61%	15.65%
Total risk-based capital ratio(4)	16.96%	16.01%
Tangible capital to tangible assets(4)	8.98%	9.31%
Asset Quality Ratios:
Net charge-offs to average loans outstanding(5)	—	—
Nonperforming loans to total loans(5)	—	—
Allowance for loan losses to total loans at end of period	0.27%	0.29%
Allowance for loan losses to nonperforming loans(5)	—	—

(1)	Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.

(2)	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

(3)	Efficiency ratio represents non-interest expense as a percentage of the aggregate of net interest income and non-interest income.

(4)	Reflects regulatory capital ratios of Bank of Internet USA only.

(5)	At September 30, 2006 and 2005, B of I had no non-performing loans, no foreclosures and no specific loan loss allowances.

***********************************************************************